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                        INDEMNIFICATION AGREEMENT BETWEEN
               MARK G. CALDWELL AND HALIFAX PLAZA ASSOCIATES, L.P.

         This INDEMNIFICATION AGREEMENT is dated this ______ day of February 2003, and made by and between MARK G. ("Caldwell") and HALIFAX PLAZA ASSOCIATES, L.P. ("Halifax Plaza").

         WHEREAS, Caldwell is, contemporaneously with the execution of this Indemnification Agreement, conveying a transfer of title to those certain commercial improvements known as the Halifax Plaza, Peters Mountain Road, Halifax Township, Dauphin County, Pennsylvania (hereinafter, "Premises"), which Premises contains, as an outparcel thereon, a certain McDonald's restaurant (the "McDonald's Premises"), which is leased by Caldwell to McDonald's, the initial Lease being dated May 28, 1993, as amended by Agreements dated May 27, 1994, and July 29, 1994, and Supplement dated March 10, 1995 (collectively, the "Lease"), which is being assigned from Caldwell to Halifax Plaza with the transfer of title to the Premises; and

         WHEREAS, the McDonald's Lease contains certain rights of McDonald's to purchase the Premises at a sliding purchase price depending upon the date of exercise of the option to purchase; and

         WHEREAS, on August 27, 1998, McDonald's gave notice of exercise of an option to purchase the McDonald's Premises pursuant to Article 14 of the Lease, which date was on or before the expiration of the first five years of the Lease term, noting further that Article 14 of the Lease provides, in pertinent part, the closing of the purchase is to occur ninety (90) days from the giving of notice of exercise of the option; and


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         WHEREAS, no purchase agreement was signed, although McDonald's and
Caldwell engaged in certain discussions concerning amending the Lease and deferring the option to purchase to a later date, whereupon McDonald's and Caldwell reviewed terms to a proposed Amendment to Lease, the proposed terms of which to fix the rent at a sum through October 30, 2014, and revised option to purchase and right of first refusal to purchase, a true and correct copy of which is attached hereto, marked Exhibit "A"; and

         WHEREAS, the final form proposed Amendment to Lease was never submitted to Caldwell for execution and was, accordingly, never executed, and McDonald's taking no further action to proceed with closing or the Amendment, the last communication to or from McDonald's concerning the subject being, prior to communication concerning the instant transaction, on or about October 4, 1999; and

         WHEREAS, McDonald's was recently contacted relative to the instant transaction between Caldwell and Halifax Plaza, whereupon it claimed that it had exercised the option at the then-option price effective on August 27, 1998; and

         WHEREAS, therefore, dispute or potential dispute would appear to exist or may exist in the future with McDonald's relative to whether the August 27, 1998 exercise of the option was a nullity and, if McDonald's wishes to pursue exercise of the option, what price would control; and

         WHEREAS, although Caldwell and Halifax Plaza do acknowledge that, according to the McDonald's Lease, McDonald's may have the right in the future to exercise rights to purchase, Caldwell and Halifax Plaza reasonably believe the exercise by McDonald's in August 27, 1998 failed by reason of the lack of action to proceed with subdivision, governmental approval and


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transfer, or otherwise, to further their intended exercise of the right to purchase the Premises and/or execute the Amendment to Lease as hereinbefore referenced and described; and

         WHEREAS, Halifax Plaza wishes to proceed with the purchase of the Premises and succeed to the rights and duties of Caldwell with regard to the McDonald's Lease, it has agreed to do so in view of such dispute with McDonald's, only upon Caldwell's entering into this Indemnification Agreement in accord with the specific terms, provisions and limitations hereinafter stated.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, do agree as follows:

         1. The parties incorporate the recitals hereinbefore set forth into the body of this Agreement as though same were again set forth where not inconsistent with the following paragraphs.

         2. In the event, at any time after the date of execution and delivery of this Indemnification Agreement, and for a period thereafter not to exceed two
(2) years ("McDonald's Claim Period") in the event McDonald's proceeds in any manner to assert, in writing, a claim or takes any such other actions to attempt to proceed with the purchase of the Premises based upon the August 27, 1998 exercise of option, and the option price therein provided, Halifax Plaza shall promptly notify Caldwell, not later than thirty (30) days after receipt of any such notice of McDonald's, of such actions, whereupon Caldwell shall, within ten
(10) days of receipt from Halifax Plaza, notify Halifax Plaza in writing that it shall assume responsibility for defense of any such actions or assertions by McDonald's, the cost of which defense and litigation, if required, to be however equally divided between Caldwell and Halifax Plaza. It is noted the

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parties acknowledge that McDonald's has the future and ongoing right to exercise the option to purchase the Premises, but only at the then-stated price in the Lease at the time of the exercise and timely purchase of the McDonald's
Premises. If Caldwell receives any notices, it shall likewise timely share same with Halifax Associates. Caldwell and Halifax Plaza agree that neither shall intentionally initiate any communications in any form and manner with McDonald's to address the subject option or any matters in this Indemnification Agreement during the term of the McDonald's Claim Period, except in response to any claim relating thereto initiated by McDonald's, in which event copies of such claims shall be furnished to the other party, absent written prior notice and receipt of written consent from the other party.

         3. Halifax Plaza shall have the opportunity to participate with its own attorneys and advisors in any such defense and litigation, but so long as Caldwell is timely and responsibly fulfilling its obligations pursuant to this Indemnification Agreement to defend hereunder, such further attorneys and consultants of Halifax Plaza shall be at its own cost. It is further noted that the above-referenced time frame shall not release or terminate Caldwell's to defend and indemnify Halifax Plaza by virtue of excusable late notice, unless such late notice would materially prejudice Caldwell's ability to defend any such actions or claims of McDonald's.

         4. A. Indemnification. Furthermore, in the event McDonald's would prevail by final or appealable decree, judgment, or by agreement of McDonald's, Caldwell and Halifax Plaza, that would result in determination or agreement that the option price in effect in August 27, 1998 is the applicable price for purchase of the McDonald's Premises, Caldwell will indemnify Halifax Plaza for the difference between such price and the sum of $360,000 (such amount, the "Price Differential"), provided that the maximum limit of Caldwell's indemnification under this

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Agreement shall not exceed $60,000 plus Caldwell's one-half of the attorneys'
fees and costs of defending against McDonald's attempt to enforce its option. Caldwell shall pay the Price Differential to Halifax on the date that Halifax shall be required to convey title to the McDonald's Premises to McDonald's for a purchase price less than $360,000. If, however, the McDonald's Premiss cannot be separately subdivided from the remainder of the Halifax Plaza Shopping Center and therefore under the terms of the McDonald's lease, McDonald's is entitled to receive a new lease for the maximum term allowed by law upon payment of a sum less than $360,000, Caldwell shall pay the Price Differential to Halifax upon the execution of such new lease, provided the maximum limit of Caldwell's obligation shall not exceed $60,000, plus one- half (1/2) of any legal costs to defend against McDonald's attempt to enforce its option.

         B. Letter of Credit. For the purpose of securing the performance of Caldwell's indemnification obligations to Halifax Plaza under this Indemnification Agreement, Caldwell is hereby delivering to Halifax Plaza with this Indemnification Agreement an unconditional irrevocable stand-by letter of credit in the sum of $60,000 from a commercial bank or savings and loan association having a branch where such letter of credit may be presented for payment in the County of Dauphin, such letter of credit to be in the form of Exhibit "A" attached hereto and made a part hereof (the "Letter of Credit"). The Letter of Credit shall have an expiration date no earlier than one (1) year from the execution and delivery of this Indemnification Agreement. Halifax Plaza shall have the right to draw down the Letter of Credit in accordance with the provisions of subparagraph C hereof. The Letter of Credit, if not drawn upon by Halifax Plaza by reason of Caldwell's default hereunder, shall be returned to Caldwell following the expiration of the McDonald's Claim Period, provided that McDonald's has not asserted, claimed, or taken

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such other action to attempt to proceed with the purchase of the Premises during the McDonald's Claim Period, or (ii) in the event McDonald's has asserted, claimed or taken such other action to attempt to proceed with the purchase of the Premises during the McDonald's Claim Period, upon the complete fulfillment of Caldwell's obligations hereunder, including, but not limited to, its indemnification of Halifax Plaza for the McDonald's Purchase Price Differential.

         C. Renewal and Replacement Letter of Credit. (1) Caldwell shall renew or replace the Letter of Credit at least thirty (30) days prior to its expiration date with a renewal or replacement Letter of Credit complying with the terms of this paragraph and having an expiration date no earlier than one
(1) year from its issuance, and will thereafter renew or replace such renewal or replacement Letter of Credit and each succeeding Letter of Credit thirty (30) days prior to its expiration, so that a Letter of Credit complying with the terms of this Indemnification Agreement shall continuously remain in effect until the later to occur of (i) the expiration of the McDonald's Claim Period (provided that McDonald's has not, subsequent to the date of this Indemnification Agreement, asserted, claimed or taken such other action to attempt to proceed with the purchase of the Premises during the McDonald's Claim Period for a purchase price less than $360,000), or (ii) in the event McDonald's has asserted, claimed or taken such other action to attempt to proceed with the purchase of the Premises during the McDonald's Claim Period for a purchase price less than $360,000, the complete fulfillment of Caldwell's obligations hereunder, including, but not limited to, its indemnification of Halifax Plaza for the McDonald's Purchase Price Differential, but which may also include the legal challenge to any such claim asserted by McDonald's, in which event the McDonald's Claim Period would expire upon final and unappealable dismissal of the McDonald's claim.

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                  (2) In addition to its obligations to do so under subparagraph
B and subparagraph (1) of this subparagraph C, Tenant shall replace the Letter of Credit within five (5) days of receipt of written notice from Halifax Plaza that the issuer has (i) entered into a supervisory agreement or consent order with the Federal Deposit Insurance Corporation, the Office of Thrift
Supervision, or any other state or federal regulatory authority with jurisdiction such issuer; or (ii) become subject to an order or directive of any of the foregoing authorities with respect to the regulation of its activities;
or (iii) notified Halifax Plaza that it shall not (A) honor a draw under the Letter of Credit; or (B) renew or extend the Letter of Credit beyond its then current expiration date.

         D. Halifax Plaza's Draw Down of Letter of Credit. Halifax Plaza shall have the absolute right to draw on the Letter of Credit in full immediately upon the occurrence of any of the following:

                  (a) Caldwell's failure to renew or replace the Letter of Credit in accordance with this Paragraph 3, which failure is not cured within two (2) business days following written notice to Caldwell; or

                  (b) Caldwell's failure to promptly take, within twenty (20) days after notice thereof from Halifax, such actions as Caldwell may reasonably deem appropriate to defend any action brought by McDonald's for specific performance of its purchase option or for declaratory relief as to the option price or any other action brought by McDonald's relating to an attempt to purchase the Premises for a purchase price less than $360,000 (e.g., Caldwell's failure to confirm that it will file responsive pleadings within the time periods.)

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                  (c) Caldwell's failure to pay its share of the costs of
         defense as referred to in this Agreement, which failure is not cured within twenty (20) business days following receipt of written notice from Halifax Plaza to Caldwell; or

                  (d) Caldwell's failure to pay the McDonald's Price Differential to Newport Plaza, as herein provided, on or before the applicable date required herein, and failure is not cured within twenty
         (20) days after receipt of notice from Halifax Plaza to Caldwell. 5. Any notice pursuant to this Indemnification Agreement shall be validly given, if in writing, sent by recognized national overnight delivery service or in person, in which event the date of service is the day of delivery, or by pre-paid registered or certified mail, restricted delivery, return receipt requested, in which event the date of service shall be the date of acceptance or refusal addressed to:

                  If to Halifax Associates:

                  Halifax Plaza Associates, L.P.
                  c/o Cedar Bay Realty Advisors, Inc.
                  44 South Bayles Avenue
                  Port Washington, New York 11050

                  With a copy to:

                  Warren S. Sacks, P.C.
                  707 Westchester Avenue, Suite 303
                  White Plains, NY 10604

                  If to Caldwell:

                  Caldwell Development, Inc.
                  434 North Front Street
                  Wormleysburg, PA 17043

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                  With a copy to:

                  James R. Clippinger, Esquire
                  Caldwell & Kearns
                  3631 North Front Street
                  Harrisburg, PA 17110

         6. Other than as herein set forth, Caldwell shall have no other obligation to Halifax Associates, or its predecessor, Cedar Income Fund Partnership, LP, in any manner, form or regard with regard to the McDonald's Lease.

         7. The rights created by this Indemnification Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto.

         8. This Indemnification Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         9. This Indemnification Agreement may be amended only by the writing signed by all the parties hereto.

         10. If any provisions of this Indemnification Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and to this end, the provisions hereof are severable.

         11. This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed this
Indemnification Agreement on the day and year first above written. WITNESS:


______________________________       By:____________________________________
                                              Mark G. Caldwell


ATTEST:                              HALIFAX PLAZA ASSOCIATES, L.P


______________________________       By:____________________________________
51747
                                     Title:_________________________________



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